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For information contact: Tom Gelston, Director - Investor Relations (203) 222-5943

TEREX CORPORATION ANNOUNCES ACQUISITION OF

50% OF SICHUAN CHANGJIANG ENGINEERING CRANE CO., LTD.

WESTPORT, CT, April 26, 2006 -- Terex Corporation (NYSE: TEX) announced today that it has acquired a 50% interest in Sichuan Changjiang Engineering Crane Co., Ltd., based in Luzhou, Sichuan Province, China. Changjiang Crane is a leading producer of on-highway truck cranes in China, with a product range from 8 to 160 ton lifting capacity. The senior management of Changjiang Crane will own the remaining 50% interest in the company. Changjiang Crane will become part of the global operations of the Terex Cranes operating segment, and Terex expects to consolidate the results of Changjiang Crane with those of the Terex Cranes segment.

Currently, Chinese regulations generally limit foreign enterprises from owning more than 50% of domestic companies that produce on-highway vehicles, including truck cranes. If and when regulations permit, Terex has the right to acquire the remaining 50% of Changjiang Crane.

Steve Filipov, President of Terex Cranes, commented “There is significant opportunity to grow this business both inside and outside of China, and over time we hope to utilize its supply chain to help improve our component costs globally. We plan to apply engineering and operational resources to help Changjiang Crane accelerate its product and manufacturing development, building upon the significant accomplishments of the existing management team.”

The current CEO of Changjiang Crane, Mr. Wang Li, will remain in that position. Mr. Li commented, “We look forward to the additional growth and development of Changjiang Crane as the newest member of the Terex Cranes family.”

Safe Harbor Statement

The press release contains forward-looking information based on Terex’s current expectations. Because forward-looking statements involve risks and uncertainties, actual results could differ materially. Such risks and uncertainties, many of which are beyond Terex’s control, include among others: the ability to successfully integrate acquired businesses; the retention of key management personnel; the effects of changes in laws and regulations; Terex’s business is international in nature and is subject to changes in exchange rates between currencies, as well as international politics; compliance with applicable environmental laws and regulations; and other factors, risks, uncertainties more specifically set forth in Terex’s public filings with the SEC. Actual events or the actual future results of Terex may differ materially from any forward looking statement due to those and other risks, uncertainties and significant factors. The forward-looking statements speak only as of the date of this release. Terex expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement included in this release to reflect any changes in Terex’s expectations with regard thereto or any changes in events, conditions, or circumstances on which any such statement is based.

Terex Corporation is a diversified global manufacturer with 2005 revenue of approximately $6.4 billion. Terex operates in five business segments: Terex Construction, Terex Cranes, Terex Aerial Work Platforms, Terex Materials Processing & Mining, and Terex Roadbuilding, Utility Products and Other. Terex manufactures a broad range of equipment for use in various industries, including the construction, infrastructure, quarrying, recycling, surface mining, shipping, transportation, refining, utility and maintenance industries. Terex offers a complete line of financial products and services to assist in the acquisition of Terex equipment through Terex Financial Services. More information on Terex can be found at www.terex.com.

Terex Corporation

500 Post Road East, Westport, Connecticut 06880

Telephone: (203) 222-7170, Fax: (203) 222-7976, www.terex.com